                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement and form of proxy card
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                      John Hancock Financial Services, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     -------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     -------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     -------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     -------------------------------------------------------------------------
     (5) Total fee paid:
     -------------------------------------------------------------------------
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
     -------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     -------------------------------------------------------------------------
     (3) Filing Party:
     -------------------------------------------------------------------------
     (4) Date Filed:
     -------------------------------------------------------------------------
Notes:
Reg. (S) 240.14a-101.
SEC 1913 (3-99)

                    [LOGO OF JOHN HANCOCK FINANCIAL SERVICES]

                                          April 3, 2002

Dear Stockholder:

   You are cordially invited to attend the annual meeting of stockholders to be held on Monday, May 13, 2002 at 11:00 a.m. at John Hancock Hall, 200 Berkeley Street, Boston, Massachusetts.

   The notice of annual meeting and proxy statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, we will report on the progress of the Company during the past year and answer stockholder questions.

   It is important that your shares be represented at the annual meeting. If you are unable to attend the meeting in person, I urge you to vote promptly by proxy using the telephone or the Internet, or by completing, dating and signing the enclosed proxy card and returning it in the envelope provided. Your vote is important.

                                        Sincerely,
                                      /s/ David D'Alessandro

                                        David F. D'Alessandro
                                        Chairman and Chief Executive Officer

                     JOHN HANCOCK FINANCIAL SERVICES, INC.

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 13, 2002

                               -----------------

   The annual meeting of stockholders of John Hancock Financial Services, Inc. (the "Company") will be held at John Hancock Hall, 200 Berkeley Street, Boston, Massachusetts, on Monday, May 13, 2002, at 11:00 a.m. for the purpose of considering and voting on:

      1. the election of four Class III directors, each for a term of three years, and

      2. such other business as may properly come before the meeting.

   Only stockholders of record at the close of business on March 19, 2002 will be entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Barry J. Rubenstein
                                          Barry J. Rubenstein
                                          Secretary

April 3, 2002


  It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote promptly by proxy using the telephone or the Internet, or by completing, dating and returning your proxy card in the enclosed envelope as soon as possible.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 VOTING PROCEDURES........................................................   1
  . General Information...................................................   1
  . Voting Rights.........................................................   1
  . Voting of Proxies.....................................................   1
  . Voting by Telephone or Through the Internet...........................   2
  . Voting by Proxy Card..................................................   2
  . Voting Shares Held in Company Plans...................................   2

 SECURITY OWNERSHIP.......................................................   3

 ELECTION OF DIRECTORS....................................................   5

 THE BOARD OF DIRECTORS AND ITS COMMITTEES................................   7
  . General Information and Committees....................................   7
  . Compensation of Directors.............................................   8
  . Certain Relationships.................................................   9

 AUDIT COMMITTEE CHARTER AND REPORT.......................................   9
  . Audit Committee Charter...............................................   9
  . Report of the Audit Committee.........................................   9

 EXECUTIVE COMPENSATION...................................................  11
  . Summary Compensation Table............................................  11
  . Option Grants in Last Fiscal Year.....................................  12
  . Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values  13
  . Incentive Compensation Plan for Certain Senior Executives.............  13
  . Long-Term Incentive Plan..............................................  14
  . 1999 Long-Term Stock Incentive Plan...................................  15
  . Employment Arrangements...............................................  16
  . Stock Ownership Loan Program..........................................  17
  . Pension Plan Table....................................................  18
  . Performance Graph.....................................................  19
  . Report of the Compensation Committee..................................  20
  . Compensation Committee Interlocks and Insider Participation...........  24

 INDEPENDENT AUDITORS.....................................................  24
  . Relationship with Independent Auditors................................  24
  . Audit Fees............................................................  24
  . Financial Information Systems Design and Implementation Fees..........  25
  . All Other Fees........................................................  25

 ANNUAL REPORT ON FORM 10-K...............................................  25

 OTHER MATTERS............................................................  25

 STOCKHOLDER PROPOSALS....................................................  25

 ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS...................  26

 HOUSEHOLDING OF MATERIALS................................................  26

                                PROXY STATEMENT

                     JOHN HANCOCK FINANCIAL SERVICES, INC.
                              JOHN HANCOCK PLACE
                          BOSTON, MASSACHUSETTS 02117

                               VOTING PROCEDURES

General Information

   The accompanying proxy is solicited by the Board of Directors of John Hancock Financial Services, Inc. (the "Company") in connection with the annual meeting of stockholders of the Company to be held on Monday, May 13, 2002 at 11 a.m. at John Hancock Hall, 200 Berkeley Street, Boston, Massachusetts, and at any adjournment or postponement thereof (the "Annual Meeting"). The notice of meeting, this proxy statement, the enclosed proxy card and the accompanying 2001 Annual Report were first sent to stockholders on or about April 3, 2002.

Voting Rights

   Only stockholders of record on March 19, 2002 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 296,333,092 shares of the Company's common stock ("Common Stock") outstanding. Each stockholder is entitled to one vote for each share of Common Stock registered in that person's name as of the Record Date.

   A plurality of the shares voting is required for the election of directors. As of the date of this proxy statement, the Company does not know of or anticipate that any other matter will be brought before the meeting. No votes may be taken at the meeting, other than a vote to adjourn, unless a quorum has been constituted consisting of the representation of one-third of the outstanding shares as of the Record Date. Any abstentions or broker non-votes will be counted for purposes of determining a quorum, but will have no effect on the election of directors. Votes will be tabulated under the supervision of persons designated by the Board of Directors as inspectors.

Voting of Proxies

   Your proxy in the form enclosed is solicited by the Board of Directors of the Company for use at the Annual Meeting and all valid proxies will be voted. Except to the extent that contrary instructions are given by stockholders in the places provided in the proxy, it is the intention of the persons named in the proxy to vote "for" each of the nominees for the Board of Directors. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting, by a notice in writing delivered to the Secretary of the Company or by a proxy bearing a later date.

   Subject to the limitations described below, stockholders may vote by proxy as follows: (i) by telephone, (ii) through the Internet, or (iii) by using the accompanying proxy card. When voting using any of these methods you may (a) vote for all of the director nominees as a group, (b) vote for all of the director nominees as a group, except those nominees whose names you specify, or
(c) withhold your vote from all nominees as a group. If you properly vote by proxy by any of the methods described herein but do not specify any choices you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares of Common Stock on any matter that was not known on the date of this proxy statement or that the Company currently does not anticipate will be brought before the meeting, but is properly presented at the Annual Meeting, including voting on the nomination or election of any substitute nominees selected by the Board of Directors in the event any nominees are unable or decline to serve.

   The expense of proxy solicitation will be borne by the Company. Depending upon the response to the initial solicitation, proxies may be solicited in person or by mail, telephone, electronic mail or facsimile by officers or regular employees of the Company. The Company does not plan to engage any third party solicitor, but if it were to determine there is a need to do so, it expects that the cost of any such engagement would not exceed $35,000, excluding reimbursement for out-of-pocket expenses.

Voting By Telephone or Through the Internet

   If you are a registered stockholder (that is, you own Common Stock in your own name and not through a broker, nominee or in some other "street name" capacity), or if you own Common Stock through a Company stock plan, you may vote by proxy via the telephone or Internet (please see the accompanying proxy card for instructions on how to access the telephone and Internet voting systems). If you hold shares of Common Stock in "street name," your broker or other nominee will advise you whether you may vote by telephone or through the Internet.

Voting By Proxy Card

   Any stockholder holding shares as of the Record Date may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by the proxy will be voted as you specify on the proxy card.

Voting Shares Held in Company Plans

   Shares of Common Stock held in The Investment-Incentive Plan for John Hancock Employees, the John Hancock Savings and Investment Plan, and The Investment-Incentive Plan for the Employees of the John Hancock Funds Companies (the "401(k) Plans") are held of record and are voted by the respective trustees of the 401(k) Plans. Participants in the 401(k) Plans may direct the respective trustees as to how to vote shares allocated to their accounts in the manner specified by the trustees. The trustees of the 401(k) Plans will vote shares as to which they have not received direction as may be specified by the trustees and the applicable plan.

                              SECURITY OWNERSHIP

   The following table shows as of February 28, 2002 (except as otherwise indicated below) beneficial ownership of shares of Common Stock by (i) the only stockholder known to the Company to beneficially own more than 5% of the Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table below, and (iv) by all current directors and executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares beneficially owned by such person as set forth opposite that person's name.

                                                                        Shares
                                                                     Beneficially
Name                                                                  Owned (1)      Percentage (2)
----                                                                 ------------    --------------
Oppenheimer Capital LLC............................................. 16,377,892 (3)       5.5%
  1345 Avenue of the Americas
  New York, New York 10105
David F. D'Alessandro...............................................  1,141,085 (4)
Wayne A. Budd.......................................................    256,323 (5)
John M. Connors, Jr.................................................    290,204 (6)
Robert E. Fast, Esq.................................................     15,458 (7)
Dr. Kathleen Foley Feldstein........................................     16,603 (8)
Nelson S. Gifford...................................................     17,113 (9)
Thomas P. Glynn.....................................................     15,949 (10)
Michael C. Hawley...................................................     17,371 (7)
Edward H. Linde.....................................................     35,512 (7)
Judith A. McHale....................................................     15,371 (7)
R. Robert Popeo, Esq................................................     15,371 (7)
Richard F. Syron....................................................     18,027 (11)
Robert J. Tarr, Jr..................................................     25,402 (7)
Michael A. Bell.....................................................    135,552 (12)
Maureen R. Ford.....................................................    228,579 (13)
Thomas E. Moloney...................................................    437,063 (14)
All current directors and executive officers as a group (19 persons)  3,315,212 (15)      1.1%

--------
 (1) Includes interests, if any, in shares held in the Company's 401(k) Plans.

 (2) None of the Company's directors or executive officers beneficially owned 1% or more of the outstanding Common Stock as of February 28, 2002.

 (3) As of December 31, 2001 and based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2002. According to such
     Schedule 13G, such shares are held by Oppenheimer Capital LLC, a Delaware limited liability company, or certain of its investment advisory clients or discretionary accounts and Oppenheimer Capital LLC has sole voting and investment power with respect to such shares.

 (4) Mr. D'Alessandro disclaims beneficial ownership of 3,938 such shares held in trust. Includes 650,000 shares subject to currently exercisable options and 336,506 shares as to which Mr. D' Alessandro has no dispositive power.

 (5) Mr. Budd disclaims beneficial ownership of 425 such shares held in trust. Includes 34 shares owned by Mr. Budd's spouse, 137,500 shares subject to currently exercisable options and 72,749 shares as to which Mr. Budd has no dispositive power.

 (6) Mr. Connors disclaims beneficial ownership of 989 such shares held in trust. Includes 8,252 shares owned by Mr. Connors' spouse and 15,000 shares subject to currently exercisable options.

 (7) Includes 15,000 shares subject to currently exercisable options.

 (8) Includes 15,000 shares subject to currently exercisable options and 60 shares as to which Dr. Feldstein has sole voting power, but no dispositive power.

 (9) Mr. Gifford disclaims beneficial ownership of 542 such shares held in trust and of 100 shares owned by Mr. Gifford's spouse. Includes 15,000 shares subject to currently exercisable options.

(10) Includes 15,000 shares subject to currently exercisable options and 191 shares as to which Mr. Glynn has no dispositive power.

(11) Mr. Syron disclaims beneficial ownership of 1,622 such shares owned by Mr. Syron's spouse. Includes 15,000 shares subject to currently exercisable options.

(12) Includes 1,400 shares held in a custodial account for the benefit of Mr. Bell's minor children and 123,052 shares as to which Mr. Bell has no dispositive power.

(13) Includes 161,746 shares subject to options exercisable within 60 days of February 28, 2002 or currently and 18,938 shares as to which Ms. Ford has no dispositive power.

(14) Mr. Moloney disclaims beneficial ownership of 6,783 such shares held in trust. Includes 1,047 shares owned by Mr. Moloney's spouse, 225,000 shares subject to currently exercisable options and 136,724 shares as to which Mr. Moloney has no dispositive power.

(15) Includes (i) an aggregate of 1,757,526 shares that may be acquired upon exercise of stock options within 60 days of February 28, 2002 or currently; (ii) an aggregate of 785,378 shares with respect to which the holders have no dispositive power; and (iii) an aggregate of 14,399 shares as to which beneficial ownership is disclaimed by certain executive officers and directors.

                             ELECTION OF DIRECTORS

   At the Annual Meeting, four Class III directors are to be elected to hold office until the annual meeting of stockholders to be held in the year 2005. Each of the nominees is currently a director. There is no cumulative voting, and directors will be elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy.

   Unless authority is withheld by the stockholder, it is the intention of the persons named in the enclosed proxy card to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for any substitutes selected by the Board of Directors. The name, age, principal occupation and other information concerning each director are set forth below. The Board of Directors recommends that stockholders vote "for" all the nominees.

Nominees for Class III Directors for Terms to Expire in 2005

  John M. Connors, Jr., 59

   Mr. Connors has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1991. Mr. Connors has been the Chief Executive Officer of Hill, Holliday, Connors, Cosmopulos, Inc., a full-service advertising agency and wholly-owned subsidiary of The Interpublic Group of Companies, Inc., since 1987. He is a director of Geerlings & Wade, Inc., a direct marketer of premium wines, and Saucony, Inc., a manufacturer of performance-oriented athletic shoes. Mr. Connors is also the Chairman of the board of directors for Partners HealthCare System, Inc., an integrated health care delivery system including Massachusetts General Hospital and Brigham and Women's Hospital, and a trustee of Boston College and Brandeis University.

  David F. D'Alessandro, 51

   Mr. D'Alessandro has been the Chairman of the Company and John Hancock Life Insurance Company since 2001, the President and Chief Executive Officer and a director of the Company since 2000, the President and Chief Operations Officer of John Hancock Life Insurance Company since 1998 and a John Hancock Life Insurance Company director since 1990. From 1988 to 1997, he was Senior Executive Vice President of John Hancock Life Insurance Company. He is Chairman of the Executive Committee of the Board of Directors of the Company, Chairman of John Hancock Variable Life Insurance Company, and Chairman of John Hancock Subsidiaries, LLC and a director of The Berkeley Financial Group, LLC. Mr. D'Alessandro is a director of Partners HealthCare System, Inc.

  Edward H. Linde, 60

   Mr. Linde has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1999. Mr. Linde has been President and Chief Executive Officer of Boston Properties, Inc., an owner and developer of office properties, since it became publicly-held in 1997. Prior to that he had been its President since 1970.

  Richard F. Syron, 58

   Mr. Syron has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1995. Mr. Syron has been the Chief Executive Officer and President of Thermo Electron Corporation, a manufacturer of a broad range of scientific instrumentation and other products, since 1999. Mr. Syron has been a director of Thermo Electron Corporation since 1997 and its Chairman since 2000. From 1994 to 1999, Mr. Syron was the Chairman and Chief Executive Officer of the American Stock Exchange. From 1989 to 1994, he was the President and Chief Executive Officer of the Federal Reserve Bank of Boston. He is a director of the American Stock Exchange and a trustee of Boston College.

      DIRECTORS IN CLASSES WITH TERMS THAT DO NOT EXPIRE AT THIS MEETING

Class I Directors Serving Terms That Expire in 2003

  Robert E. Fast, 66

   Mr. Fast has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1989. Mr. Fast is a Senior Partner in the law firm of Hale and Dorr LLP, where he has been an attorney since 1962.

  Kathleen Foley Feldstein, 61

   Dr. Feldstein has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1993. Dr. Feldstein has been the President of Economics Studies, Inc., a private economic consulting firm, since 1987. She is a director of Bank of America Corporation, BellSouth Corporation, a telecommunications company, Ionics, Incorporated, a water purification company, and Knight-Ridder Inc., a newspaper publishing company.

  Michael C. Hawley, 64

   Mr. Hawley has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1995. Mr. Hawley was Chairman and Chief Executive Officer of The Gillette Company from 1999 until his retirement in 2000. Previously, he had been President, Chief Operating Officer and a director of The Gillette Company from 1995 to 1999.

  R. Robert Popeo, 63

   Mr. Popeo has been a director of the Company and John Hancock Life Insurance Company since 2000. Mr. Popeo is Chairman of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., where he has been an attorney since 1968. He is a director of The DeWolfe Companies, Inc., a residential real estate services company. Mr. Popeo is also a trustee of Boston College.

  Robert J. Tarr, Jr., 58

   Mr. Tarr has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1996. From 1999 to 2001, Mr. Tarr was Chairman, President and Chief Executive Officer of HomeRuns.com, an Internet-based food retailer. From 1991 to 1997, he was the President, Chief Executive Officer and Chief Operating Officer of Harcourt General, Inc. (formerly General Cinema Company) and the Neiman Marcus Group, Inc. He is a director of Barney's New York, Inc., a retailer of men's and women's apparel and accessories and Wesco International, Inc., a distributor of electrical products.

Class II Directors Serving Terms That Expire in 2004

  Wayne A. Budd, 60

   Mr. Budd has been Executive Vice President and General Counsel and a director of the Company since 2000 and a John Hancock Life Insurance Company director since 1998. He is a director of John Hancock Subsidiaries, LLC. From 1996 to 2000, Mr. Budd was Group President-New England for Bell Atlantic Corporation (now Verizon Communications, Inc.). Prior to his position with Bell Atlantic, Mr. Budd was a Senior Partner in the law firm of Goodwin Procter LLP.

  Nelson S. Gifford, 71

   Mr. Gifford has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1976. Mr. Gifford has been the principal of Fleetwing Capital, a venture capital investment firm, since 1991. Prior to 1991, he was President, Chief Executive Officer and a director of Dennison Manufacturing Company, a stationery products, systems and packaging company.

  Thomas P. Glynn, 55

   Mr. Glynn has been a director of the Company and of John Hancock Life Insurance Company since 2001. Since 1996, Mr. Glynn has been Chief Operating Officer of Partners HealthCare System, Inc., an integrated health care delivery system including Massachusetts General Hospital and Brigham and Women's Hospital.

  Judith A. McHale, 55

   Ms. McHale has been a director of the Company since 2000 and has been a John Hancock Life Insurance Company director since 1999. She has been President and Chief Operating Officer of Discovery Communications, Inc., parent company of cable television's Discovery Channel, since 1995. From 1989 to 1995, she served as Executive Vice President and General Counsel for Discovery Communications, Inc. She is a director of the Potomac Electric Power Company and Polo Ralph Lauren Corporation.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

General Information and Committees

   The business of the Company is managed under the direction of its Board of Directors (the "Board"). The Board held 6 meetings in 2001, and each of the directors attended at least 75% of the aggregate of the meetings of the Board and committees of the Board of which they are members, with the exception of Ms. McHale, who attended 69%. The average attendance of all directors at such meetings was approximately 86%. Among the committees established by the Board are the following:

   Audit Committee. The Audit Committee is chosen by the Board from those members who are not officers or employees of the Company or its subsidiaries. The Audit Committee recommends to the Board the firm of independent certified public accountants to annually audit the books and records. The Audit Committee reviews and reports on the activities of the independent certified public accountants to the Board and reviews and advises the Board as to the adequacy of the Company's system of internal accounting controls. The Audit Committee consists of five members, all of whom are "independent" under New York Stock Exchange listing standards. The members of the Audit Committee are Mr. Gifford, Chairman, Dr. Feldstein and Messrs. Glynn, Hawley and Tarr. The Committee held four meetings in 2001.

   Compensation Committee. The Compensation Committee is chosen by the Board from those members who are not officers or employees of the Company or its subsidiaries. The Committee recommends to the Board the compensation of non-employee directors, determines the salaries and any supplemental employee compensation of the executive officers and certain senior officers and reviews management's actions with respect to compensation of all other employees. The Committee also acts upon management's recommendations that require director action with respect to all employee pension and welfare benefit plans. The members of the Compensation Committee are Mr. Syron, Chairman, Mr. Hawley and Ms. McHale. The Committee held six meetings in 2001.

   Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is chosen by the Board from those members who are not officers or employees of the Company or its subsidiaries. The Nominating and Corporate Governance Committee recommends candidates for nomination by the Board for election as directors and to fill the position of Chairman of the Board and the position of President of the Company when vacancies occur or are anticipated. Any stockholder wishing to propose a nominee to the Nominating and Corporate Governance Committee for its consideration should submit a recommendation to the Company's Secretary at the address set forth on the first page of this proxy statement, indicating the nominee's qualifications and other relevant biographical information and providing confirmation of the nominee's consent to serve as a director. The Nominating and Governance Committee also reviews and recommends to the Board the role and composition of other Board committees and corporate governance practices. The members of the Nominating and Corporate Governance Committee are Mr. Connors, Chairman, and Messrs. Popeo and Syron. The Committee held seven meetings in 2001.

   Executive Committee. The Executive Committee provides advice and counsel to the Chairman of the Board and the Chief Executive Officer, and acts on behalf of the Board as to such matters as may be determined by the Board from time to time, as to matters of a technical or non-policy nature, or where urgent action is required and a meeting of the Board is not practicable. The designated members of the Executive Committee are the person or persons holding the positions of Chairman, Chief Executive Officer, and President, and four non-officer directors, three of whom must be chairpersons of Board Committees. In the event the Chairman and Chief Executive Officer positions are held by the same person, the Committee may also have as its member a director who is an officer. Accordingly, the current members of the Executive Committee are Mr. D'Alessandro, Chairman, and Messrs. Budd, Connors, Fast, Gifford and Syron. The Committee held one meeting in 2001.

   Committee on Ethics and Business Practices. The Committee on Ethics and Business Practices is chosen by the Board from those members who are not officers or employees of the Company or its subsidiaries. The Committee on Ethics and Business Practices determines that the Company's policies with respect to issues of ethical and business practices involving directors, officers and employees are appropriate and in the best interests of the Company and that procedures to implement such policies are adequate. The Committee reports to the Board on its activities at least annually and may, at its discretion, consult with the Audit Committee, independent public accountants, the corporate auditor and any director, officer or employee. The members of the Committee on Ethics and Business Practices are Mr. Fast, Chairman, and Messrs. Connors and Glynn. The Committee held two meetings in 2001.

Compensation of Directors

   Retainer and Other Fees. The compensation for directors of the Company who are not officers or employees of the Company currently consists of a $40,000 annual retainer fee (half of which is paid in shares of Common Stock as described in the following paragraph) plus a $1,500 attendance fee for each Board or committee meeting attended. Committee chairmen who are not officers or employees are also paid an additional $4,000 per year. In years prior to 2001, a deferral account for each director was credited annually with an amount equal to one-half the annual retainer fee that was adjusted annually based on results of John Hancock Life Insurance Company for that year. In 2001 all account balances were invested in deferred stock units established by the Company. Deferred stock units, or DSUs, are obligations of the Company to pay deferred compensation in the future with a return on the amount of compensation deferred equal to the return that would occur if the deferred amount were used to purchase shares of Common Stock, including the reinvestment of cash dividends when paid into shares of Common Stock. DSUs are not convertible into another security of the Company and cannot be settled in or surrendered for shares of stock. The balance in the DSU account will be generally paid shortly following the end of the director's service on the Board subject to certain options available to the director.

   Non-Employee Directors' Long-Term Stock Incentive Plan. Under the Company's Non-Employee Directors' Long-Term Stock Incentive Plan, each of the non-employee directors of the Company receive annual stock option grants to purchase 5,000 shares of Common Stock on the date of each annual stockholders meeting (15,000 shares for initial grants in 2001); provided that the Company grants each new non-employee director an option to purchase 15,000 shares of Common Stock upon election to the Board and such person is not eligible for an annual stock option grant during the same calendar year. All such options are exercisable for five years at a price per share equal to the fair market value of the Common Stock on the date of grant. The non-employee directors also receive half of each quarterly installment of the annual retainer amount established by the Board in shares of Common Stock rather than cash, and are entitled to receive partial matching grants of restricted shares of Common Stock (or restricted DSUs, if the director has elected to defer cash compensation) if they use all or a portion of the cash portion of their retainer for the purchase of Common Stock (or DSUs, if applicable) either in the open market or from the Company at the fair market value of the Common Stock as determined by the Compensation Committee.

Certain Relationships

   The Company uses, among other law firms, Hale and Dorr LLP and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, for legal services. Mr. Fast, one of the Company's directors, is a Senior Partner of Hale and Dorr LLP and Mr. Popeo, also a director, is Chairman of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC.

   Mr. Linde, one of the Company's directors, is the Chief Executive Officer and a director of Boston Properties, Inc., which in 1997 assumed a $150 million mortgage loan made in the ordinary course of business by John Hancock Life Insurance Company in 1995. The loan, which is secured by commercial real estate located in New York City and owned by Boston Properties, bears interest at a fixed annual rate of 8.75% and had a balance of principal and interest outstanding on February 28, 2002 of $147,642,349. The largest amount outstanding under such loan from January 1, 2001 to February 28, 2002 was $148,921,501.

   Ms. McHale, one of the Company's directors, is the Chief Operating Officer and President of Discovery Communications, Inc. ("Discovery"). Discovery is the obligor on $50 million of a series of 8.37% senior unsecured notes (part of a total issuance of notes in 2001 by Discovery of $700 million) held in the ordinary course of business by John Hancock Life Insurance Company, for itself and for its affiliates and managed accounts. As of February 28, 2002, the total amount outstanding under such notes held by John Hancock Life Insurance Company was $45 million.

                      AUDIT COMMITTEE CHARTER AND REPORT

Audit Committee Charter

   The Audit Committee operates pursuant to a Charter approved by the Board. The Charter, a copy of which was appended to the Company's annual meeting proxy statement as filed with the Securities and Exchange Commission in 2001, sets out the responsibilities, authority and specific duties of the Audit Committee. The Charter specifies, among other things, the structure and membership requirements of the Committee, as well as the relationship of the Audit Committee to the independent auditors, the internal auditor department, and management of the Company.

Report of the Audit Committee

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

   The Committee has discussed with Ernst & Young LLP our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61, as amended, requires our independent auditors to provide the Company with additional information regarding the scope and results of their audit of the Company's financial statements, including with respect to
(i) their
responsibility under generally accepted auditing standards, (ii) significant accounting policies, including a discussion of their quality, not just their acceptability, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

   The Committee has received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in their professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us, and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws. The Committee has considered whether the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

   The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee has also recommended (and the Board has approved) the selection of Ernst & Young LLP to be the Company's independent auditors for the fiscal year 2002.

   As specified in the Audit Committee Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles. That is the responsibility of the Company's independent auditors and management. In giving our recommendation to the Board, the Committee has relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles, and (ii) the report of the Company's independent auditors with respect to such financial statements.

          Nelson S. Gifford,
          Chairman                         Michael C. Hawley
          Kathleen Foley Feldstein         Robert A. Tarr, Jr.
          Thomas P. Glynn

                            EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table describes the compensation paid to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers in 2001 for services rendered as executive officers of the Company during the fiscal years ended December 31, 2001, 2000 and 1999 (the "Named Executive Officers").

                                                                Long-Term Compensation
                                                          --------------------------------
                                                                 Awards             Payouts
                                                          ---------------------   -----------
                                   Annual Compensation    Restricted Number of
                                 ---------------------      Stock      Shares        LTIP          All Other
    Name and Position       Year   Salary   Bonus (1)     Awards (2) Underlying   Payouts (3)   Compensation (4)
    -----------------       ---- ---------- ----------    ----------  Options     -----------   ----------------
D.F. D'Alessandro.......... 2001 $1,000,000 $1,600,000    $1,852,549 1,300,000    $3,575,011        $31,008
  Chairman, President and   2000    916,923  1,960,000            --        --     1,013,148         39,900
  Chief Executive Officer   1999    646,154  1,360,000            --        --       498,618         31,534

M.A. Bell.................. 2001    115,385  1,422,000(5)    600,284   500,000       272,009(6)       3,283
  Senior Executive Vice
  President

T.E. Moloney............... 2001    516,346    672,000       900,038   450,000     1,131,430         28,615
  Senior Executive Vice     2000    475,000    558,600            --        --       431,216         39,719
  President and Chief       1999    412,000    463,384            --        --       738,251         33,991
  Financial Officer

W.A. Budd.................. 2001    500,000    480,000       388,384   275,000     1,323,000(7)      17,294
  Executive Vice President  2000    301,923    838,000(8)         --        --       997,298(7)       7,359
  and General Counsel

M.R. Ford (9).............. 2001    500,000    560,000       195,924   290,855       992,250         12,481
  Executive Vice President

--------
(1) The amounts in this column report annual Incentive Compensation Plan awards paid in 2002, 2001 and 2000 for the prior performance years of 2001, 2000 and 1999 and, as noted below, certain sign-on bonuses.

(2) The amounts in this column report the aggregate dollar value of restricted stock awards calculated by multiplying the closing market price of the Common Stock on the date of each respective grant by the number of shares granted. In 2001, the following number of shares were granted to the Named Executive Officers indicated subject to forfeiture prior to a change of control of the Company in the event of termination of employment (other than due to death, disability or retirement) within five years from the date of grant: Mr. D'Alessandro: 28,000 shares; Mr. Bell: 16,749 shares; and Mr. Moloney: 14,000 shares; and the following number of shares were granted to the Named Executives Officers indicated as matching restricted stock awards pursuant to the Long-Term Incentive Plan or the annual Incentive Compensation Plan, subject to forfeiture prior to a change of control of the Company if within three years the executive terminates employment (other than due to death, disability or retirement) or sells any of the purchased shares with respect to which the matching restricted stock award was made: Mr. D'Alessandro: 24,255 shares; Mr. Moloney: 11,393 shares; Mr. Budd: 10,873 shares; and Ms. Ford: 5,485 shares. The aggregate number of restricted shares held by the Named Executive Officers and the respective aggregate values thereof as of December 31, 2001, based on the closing market price on such date of the Common Stock of $41.30 per share, were as follows: Mr. D'Alessandro: 52,656 shares with a value of $2,174,693; Mr. Bell: 16,878 shares with a value of $697,061; Mr. Moloney:
    25,587 shares with a value of $1,056,743; Mr. Budd: 10,956 shares with a value of $452,483; and Ms. Ford: 13,862 shares with a value of $572,501. Dividends paid on restricted shares of Common Stock are reinvested in additional restricted shares that are subject to the same terms of forfeiture as the restricted shares on which the dividends are paid.

(3) The amounts in this column report Long-Term Incentive Plan payouts earned for each of the three-year performance cycles ended December 31, 2001, 2000 and 1999.

(4) Of the amounts shown in this column for 2001, $20,508, $3,283, $6,794, $18,115 and $1,981, with regard to Messrs. D'Alessandro, Bell, Budd and Moloney and Ms. Ford, respectively, reflect the value of premiums paid by the Company on behalf of the Named Executive Officers under split-dollar life insurance policies. The amounts represent the value of the benefits to the Named Executive Officers received on the portions of the premiums paid by the Company. The amounts in this column also include employer contributions under one of the Company's 401(k) Plans other than with respect to Mr. Bell. This payment constitutes the Company match on base salary over the ERISA limitations as well as the match on deferred base salary. In 2001, there was a 4% Company match on base salary over the ERISA limitations of $170,000 for 2001, as well as the 4% match on deferred base salary. Total Company match contributions for 2001 were capped at $10,500, in all cases shown.

(5) Includes a $750,000 sign-on bonus paid to Mr. Bell upon his becoming an executive officer in October 2001. Mr. Bell also participated in the Incentive Compensation Plan upon becoming an executive officer based on his starting salary and retroactive to January 1, 2001.

(6) Upon becoming an executive officer, Mr. Bell participated (on an approximately pro rata basis as to the number of equity rights granted) in the three-year performance cycle ended December 31, 2001 based on his starting salary and retroactive to January 1, 1999.

(7) Upon becoming an executive officer in May 2000, Mr. Budd participated in the three-year performance cycles ended December 31, 2001 and 2000 based on his starting salary and retroactive to January 1, 1999.

(8) Includes a $250,000 sign-on bonus paid to Mr. Budd upon his becoming an executive officer.

(9) Ms. Ford became an executive officer of the Company in May 2001.

Option Grants in Last Fiscal Year

   The following table provides information as to options granted to the Named Executive Officers during 2001.



                                     Individual Grants
                    ---------------------------------------------------
                     Number of   Percent of                              Potential Realizable Value at
                      Shares    Total Options                               Assumed Annual Rates of
                    Underlying   Granted to                             Appreciation for Option Term (2)
                      Options   Employees in  Exercise                  --------------------------------
      Name          Granted (1)  Fiscal Year  Price ($) Expiration Date        5%              10%
      ----          ----------- ------------- --------- ---------------   -----------      -----------
D.F. D'Alessandro..  1,300,000      11.83%     $ 35.53    02/05/2006    $12,761,169      $28,198,846
M.A. Bell..........    500,000       4.55       35.825    10/15/2006      4,948,893       10,935,760
T.E. Moloney.......    450,000       4.09        35.53    02/05/2006      4,417,328        9,761,139
W.A. Budd..........    275,000       2.50        35.53    02/05/2006      2,699,478        5,965,141
M.R. Ford..........    150,000       1.36        35.53    02/05/2006      1,472,443        3,253,713
                       140,855       1.28       38.105    05/14/2006      1,482,880        3,276,778

--------
(1) Shares subject to all such options become exercisable at the rate of 50% on each of the first and second anniversaries of the date of grant subject to continued employment with the Company (unless employment earlier terminates due to death, disability or retirement) or immediately upon a change of control of the Company.
(2) The Company selected potential realizable values at assumed 5% and 10% rates as provided in rules of the Securities and Exchange Commission. The values shown, therefore, are not intended as a forecast of the Common Stock price in the future.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table provides information as to option exercises in 2001 by Ms. Ford prior to her becoming an executive officer and options held by the Named Executive Officers at December 31, 2001. No Named Executive Officer other than Ms. Ford exercised any options in 2001.

                   Number                        Number of Shares        Value of Unexercised
                  of Shares                   Underlying Unexercised    In-the-Money Options at
                  Acquired                  Options at Fiscal Year-End    Fiscal Year-End (1)
                     on          Value      -------------------------- -------------------------
Name              Exercise  Realized ($)(2) Exercisable  Unexercisable Exercisable Unexercisable
----              --------- --------------- -----------  ------------- ----------- -------------
D.F. D'Alessandro    --           --            --         1,300,000       --       $7,501,000
M.A. Bell........    --           --            --           500,000       --        2,737,500
T.E. Moloney.....    --           --            --           450,000       --        2,596,500
W.A. Budd........    --           --            --           275,000       --        1,586,750
M.R. Ford........  72,399     $1,576,648       7,173         370,428    $196,253     3,492,649

--------
(1) Option values are based upon the difference between the exercise price of options held and the December 31, 2001 closing price for the Common Stock of $41.30 per share.

(2) Value realized is based upon the difference between the exercise price and the fair market value of the Common Stock.

Incentive Compensation Plan for Certain Senior Executives

   Under the Incentive Compensation Plan for Certain Senior Executives (the "ICP"), cash awards are payable to eligible employees, including the Company executive officers, upon the achievement of corporate performance objectives established by the Compensation Committee of the Board. Target cash awards are stated as a percentage of the base salary payable to each eligible employee, with the range of targets for executive officers above the level of senior vice president being from 60% to 100% of the officer's base salary. Actual amounts payable may be adjusted or denied entirely for performance or any other reason. Payments, if any, under the ICP are made during the first quarter of the fiscal year immediately following the performance year.

   In order to assist senior officers in meeting Common Stock ownership guidelines established by the Compensation Committee, senior officers have been permitted since 2000 (including executive officers commencing in 2001) to apply a portion of their cash award (either 25% or 50%) to purchase Common Stock either on the open market or from the Company at the fair market value as determined by the Compensation Committee. The number of shares purchased in this manner will be matched by a restricted stock award of a number of shares equal to, for senior officers other than executive officers, 50% of the shares purchased in years 2000 and 2001, and 25% of the shares purchased thereafter, and, for executive officers, 50% of the shares purchased in years 2001 and 2002, and 25% of the shares purchased thereafter. In addition, executive officers may apply shares of Common Stock that they previously purchased in the open market and still hold against the amount of Common Stock required to be purchased in order to receive the matching shares. All such matching stock grants are subject to forfeiture prior to a change of control of the Company if within three years the individual's employment with the Company or an affiliate is terminated (other than by retirement, death or disability) or if the individual sells any of the purchased shares. All matches of restricted shares of Common Stock are made under the Company's 1999 Long-Term Stock Incentive Plan.

   If a senior officer elects to defer a portion of an ICP award, as provided in the Company's Deferred Compensation Plan for Executives, the 25% or 50% election to purchase Common Stock referred to above relates to the total award, including any amount deferred. Any deferred amount subject to the 25% or 50% election shall be applied to an investment in deferred stock units, or DSUs, rather than being used to purchase Common Stock. The DSUs receive a matching grant of restricted DSUs pursuant to the same terms and conditions that would have applied to the purchase of Common Stock under the ICP. Such matching grant of DSUs is subject to forfeiture on the same bases that would have been applicable to the matching grant of Common Stock under the ICP. The characteristics of DSUs are described in the section above entitled "The Board of Directors and its Committees--Compensation of Directors."

   Commencing with awards paid in 2003, 75% of ICP awards will be paid in cash (prior to any application of the award to the purchase of Common Stock as described above), and the balance of the award will be made as a grant of a non-qualified stock option under the 1999 Long-Term Stock Incentive Plan for a number of shares such that the option has a potential realizable value equal to 28.75% of the ICP award value as determined by the Compensation Committee using appropriate methodologies. Other terms and conditions of the options shall be as determined by the Compensation Committee. For ICP awards made in 2003 and later, the number of matching restricted Common Stock shares or matching restricted deferred stock units shall be equal to 25% of the number of Common Stock shares or deferred stock units that would have been provided if the entire ICP award had been made in the form of cash.

Long-Term Incentive Plan

   The Long-Term Incentive Plan for Senior Executives (the "LTIP") has operated during successive three-year periods, or performance cycles, with the last performance cycle under the LTIP having commenced on January 1, 2000. At the beginning of each performance cycle, each participant has been awarded a number of "equity rights" determined by dividing his or her target award by 100. The target award is based on a percentage of salary with the range of target awards for executive officers having been set between 70% to approximately 350%. If corporate performance objectives established by the Compensation Committee are achieved during the performance cycle, each of the equity rights is worth $100, or the value may be adjusted up (to a maximum of $300 per equity right) or down depending on whether the goals have been exceeded or have not been met. In 2000, the LTIP was amended to provide that effective as of January 1, 2001, all awards under the plan, including under prior performance cycles, would vest in full, rather than in three annual installments, at the end of each performance cycle.

   Cash payments equal to the value of the equity rights are paid during the first quarter of the year immediately following the end of each performance cycle. In the event of a participant's death, retirement or disability, the participant generally retains the portion of equity rights for the elapsed portion of any partially completed performance cycle. Participants who terminate employment, other than by retirement, disability or death, forfeit all non-vested equity rights.

   Under the LTIP, participants are required to use a portion of their cash awards (50% for executive officers) to purchase Common Stock either in the open market or from the Company at the fair market value as determined by the Compensation Committee. Upon such purchase, the Company will grant the participants a partial matching stock grant subject to the same restrictions that apply to the matching shares of Common Stock granted under the ICP as described in the preceding section entitled "Incentive Compensation Plan for Certain Senior Executives." For executive officers, the match will equal 50% of the shares purchased through 2002. Thereafter, the match will equal 25% of the shares purchased. Executive officers may apply any Common Stock that they previously purchased in the open market and still hold against the amount of Common Stock required to be purchased in order to receive matching shares. Under the LTIP, participants may elect to defer a portion of their cash awards. A portion of the amount deferred is allocated as DSUs (entitling the executive to restricted DSUs) on the same terms and conditions as apply to deferred cash awards under the ICP as described in the preceding section.

   In connection with his becoming an executive officer in October 2001, Mr. Bell was granted equity rights (the number of which were in part determined on a pro rata basis with regard to his tenure with the Company) for the three-year performance cycles ended December 31, 2001 and 2002, with his participation based on his starting salary and retroactive to January 1, 1999 and 2000, respectively. For the cycle ended December 31, 2001, Mr. Bell was granted 2,056 equity rights with an estimated target payout of $205,600 and a maximum payout of $616,800. For the cycle ending December 31, 2002, Mr. Bell was granted 6,046 equity rights with an estimated target payout of $606,400 and a maximum payout of $1,819,200. No other equity rights were granted to any of the Named Executive Officers during 2001.

1999 Long-Term Stock Incentive Plan

   Under the Company's 1999 Long-Term Stock Incentive Plan, (as amended, the "Long-Term Stock Incentive Plan") a committee of not less than two non-employee members of the Board responsible for administering the Long-Term Stock Incentive Plan (the "Committee"), which is currently the Compensation Committee, may from time to time grant eligible employees qualified or nonqualified stock options, and may grant eligible agents and other producers nonqualified stock options, to purchase shares of Common Stock having an exercise price at least equal to the fair market value of a share of Common Stock on the effective date of the grant of such stock option. The Committee may also award employees the right to receive shares, a cash equivalent payment, or a combination of both which may be subject to forfeitability contingencies based on continued employment with the Company or on meeting performance criteria or both (the "Stock Awards").

   The maximum number of shares of Common Stock that may be issued under the Long-Term Stock Incentive Plan is 40,741,403 shares, provided that any shares of Common Stock underlying awards which are forfeited, canceled, reacquired by us, satisfied without the issuance of Common Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Common Stock available for issuance under the Long-Term Stock Incentive Plan. The maximum number of shares that may be granted as Stock Awards is 8,148,281 shares and the maximum number of shares available for use as incentive stock options shall be 32,593,122 shares. Additionally, the maximum number of shares that may be awarded to any participant is 8,148,281 shares. If there is a stock split, stock dividend, recapitalization or other relevant change affecting the outstanding shares of Common Stock, appropriate adjustments as determined by the Committee will be made in the number and kind of shares available for award under the Long-Term Stock Incentive Plan in the future and the number and kind of shares as to which outstanding shares shall be exercisable. The Committee may further amend the Long-Term Stock Incentive Plan, except that no amendment without the approval of our stockholders shall be made which would increase the number of shares available for issuance under the Long-Term Stock Incentive Plan or cause the Long-Term Stock Incentive Plan not to comply with Rule 16b-3 of the Exchange Act or Section 162(m) of the Code. No awards may be made under the Long-Term Stock Incentive Plan after ten years from the date of approval or earlier termination of the Long-Term Stock Incentive Plan by the board. In the event of a change of control, the Committee may provide for the acceleration of any time period relating to the exercise or realization of the award, provide for the purchase of the award upon the participant's request for an amount of cash or other property that could have been received upon the exercise or realization of the award had the award been currently exercisable or payable, adjust the terms of the award, cause the award to be assumed, or new rights substituted therefor, by another entity, or make such other provisions as the Committee may consider to be equitable and in our best interests.

   Each stock option granted under the Long-Term Stock Incentive Plan is evidenced by a written agreement or other documentation that specifies the number of shares of Common Stock subject to the stock option and the other terms and conditions of the stock option, consistent with the requirements of the Long-Term Stock Incentive Plan. The exercise price per share must equal at least the fair market value of a share of Common Stock on the date of grant of the stock option; provided that the exercise price of an incentive stock option granted to a participant who at the time of grant owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company's (including its affiliates) stock must equal at least 110% of the fair market value of a share of Common Stock on the date of grant. For any date, fair market value means the mean of the reported high and low sale prices of the shares of Common Stock on the principal exchange on which the Common Stock is traded on such date, or if no Common Stock is traded on such date, on the most recent date on which Common Stock was traded, as reflected on such principal exchange. Additionally, an incentive stock option must expire within 10 years from its date of grant; provided that an incentive stock option granted to a participant who at the time of grant owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company's (including its affiliates) stock must expire within five years from its date of grant. The Committee specifies when stock options granted under the Long-Term Stock Incentive Plan will become exercisable and other restrictions.

Employment Arrangements

   Employment Continuation Agreements. The Company has entered into agreements with each of the Named Executive Officers that provide for each executive's continued employment with the Company or, if applicable, John Hancock Life Insurance Company, for a period of three years following the occurrence of a change of control (as defined) of the Company. Under these agreements, each eligible executive's terms and conditions of employment, including rate of base salary, annual bonus opportunity, participation in long-term incentive compensation programs and benefit plans and title, position, duties and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive's employment is terminated by the Company within three years of a change of control without cause (as defined), or is terminated by the executive for good reason (as defined), the Company will provide the executive with certain benefits, among other things, severance in an amount equal to three times the sum of the executive's annual base salary, target annual bonus amount and long-term incentive award granted to the executive with respect to the performance period commencing in 2000 (with Mr. Bell's long-term incentive award being equal to two times base salary). For Messrs. D'Alessandro, Moloney, Bell and Budd, good reason includes any termination by the executive during brief specified periods after a change of control. The severance amounts will also be payable if an executive's employment is terminated without cause (as defined) after the occurrence of certain specified events that are a prelude to a change of control, such as the commencement of a tender offer or a proxy contest or the signing of a merger agreement, and a change of control occurs within two years thereafter.

   The agreements also provide that an executive who receives severance benefits will also receive various benefits and payments otherwise earned by or owing to the executive for prior service. Such an executive will receive a pro-rated target bonus for the then current year, pro-rated long-term incentive amounts in respect of performance periods then in effect, continued participation in health, welfare and life benefit plans for up to three years from the termination date and continued premium payments on split-dollar policies. Except as noted below for Messrs. D'Alessandro, Budd and Bell, each such executive's retirement benefits will be calculated based on the service (but, except for Ms. Ford, not the age) the executive would have attained or completed had the executive continued in the employ of the Company until the earlier of (1) the date the executive attains age 65 or (2) the third anniversary of termination. In the event that Mr. D'Alessandro becomes entitled to receive severance benefits under the agreement or if his employment terminates more than three years after a change of control, but under circumstances under which he would have been entitled to severance were the agreement then still in effect, his retirement benefits will be based on his highest compensation during a specified thirty-six month period and he will be deemed to have worked until the earliest age at which he could retire and immediately commence receipt of his retirement benefits without actuarial reduction for early commencement. If Mr. Budd's employment terminates after a change of control for any reason other than for cause or due to his death, he will be given fifteen years service credit for purposes of his retiree medical and retiree life insurance benefits and, for purposes of his cash balance pension account, service credit of fifteen years less the number of years he is employed by the Company. If Mr. Bell's employment terminates after a change of control for any reason, he will receive certain retiree medical benefits and monthly payments equal to $33,333 for life (half for the life of his surviving spouse), reduced by amounts expected to be paid out under his cash balance pension account. The Company will also make additional payments to any eligible executive who incurs any excise taxes in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control (the "Covered Payments"). The additional payments will be in an amount such that, after taking into account such excise taxes and any federal, state and local taxes, and additional excise taxes applicable to such additional payments, the executive is able to retain, before deduction of any federal, state or local tax withheld on such Covered Payments, the amount of the Covered Payments.

   Retention Arrangements. In 1998, the Company established a special retention program for Mr. D'Alessandro to induce him to remain in the Company's employ for the five calendar years ending December 31, 2002. The retention award was initially valued at $2,000,000, or $400,000 per year of service during the retention period. This initial amount is adjusted based on certain results of the Company. The value of this account will be payable to Mr. D'Alessandro if he is still employed at the end of this five-year period. The value of the account will also be paid if Mr. D'Alessandro's employment terminates prior to December 31, 2002 due to his death or disability or in certain circumstances following a change of control.

Stock Ownership Loan Program

   The Company has adopted a mandatory stock ownership program for members of the Policy Committee of the Company. Each of the Named Executive Officers is a member of the Policy Committee. Pursuant to this stock ownership program, by March 2005, each such person is required to own Common Stock in an amount equal to three times base salary.

   The Company has implemented a loan program whereby the Company makes loans available to members of the Policy Committee in connection with this mandatory stock ownership program. The maximum principal amount a member of the Policy Committee is entitled to borrow under the loan program is two times his or her base salary less the aggregate of all unpaid principal loan amounts outstanding owed by such Policy Committee member. The principal amount of such loans, plus any accrued but unpaid interest is required to be repaid prior to the earlier of (i) the 180th day after the termination of employment or death of such Policy Committee member or (ii) the fifth anniversary of the first date any Policy Committee member was eligible to purchase Common Stock. Interest on the principal amount of such loans is equal to the greater of the London Interbank Offer Rate plus 1.25%, reset every 30 days, or the applicable rate of interest established from time to time pursuant to Section 1274(d) of the Internal Revenue Code of 1986. The largest amount of total indebtedness outstanding under this loan program owed by the Named Executive Officers from January 1, 2001 to and as of February 28, 2002 was: Mr. D'Alessandro: $2,209,594; Mr.
Moloney: $989,264; and Mr. Budd: $100,019. The largest aggregate amount of total indebtedness outstanding under this loan program owed by all executive officers other than the Named Executive Officers from January 1, 2001 to February 28, 2002 was $504,023, all of which has been repaid.

Pension Plan Table

   The Company provides retirement benefits to its employees under a defined benefit pension plan intended to qualify for favorable tax benefits under
Section 401(a) of the Internal Revenue Code. The amounts set forth in the table below represent the benefits that the Named Executive Officers receive from the pension plans based on years of plan participation and final average pay.

                                 Years of Plan Participation
Final Average -----------------------------------------------------------------
Compensation      15         20         25         30         35         40
------------  ---------- ---------- ---------- ---------- ---------- ----------
 $  500,000   $  132,818 $  177,091 $  221,364 $  265,636 $  278,918 $  292,200
 $  750,000   $  200,318 $  267,091 $  333,864 $  400,636 $  420,668 $  440,700
 $1,000,000   $  267,818 $  357,091 $  446,364 $  535,636 $  562,418 $  589,200
 $1,250,000   $  335,318 $  447,091 $  558,864 $  670,636 $  704,168 $  737,700
 $1,500,000   $  402,818 $  537,091 $  671,364 $  805,636 $  845,918 $  886,200
 $1,750,000   $  470,318 $  627,091 $  783,864 $  940,636 $  987,668 $1,034,700
 $2,000,000   $  537,818 $  717,091 $  896,364 $1,075,636 $1,129,418 $1,183,200
 $2,250,000   $  605,318 $  807,091 $1,008,864 $1,210,636 $1,271,168 $1,331,700
 $2,500,000   $  672,818 $  897,091 $1,121,364 $1,345,636 $1,412,918 $1,480,200
 $2,750,000   $  740,318 $  987,091 $1,233,864 $1,480,636 $1,554,668 $1,628,700
 $3,000,000   $  807,818 $1,077,091 $1,346,364 $1,615,636 $1,696,418 $1,777,200
 $3,250,000   $  875,318 $1,167,091 $1,458,864 $1,750,636 $1,838,168 $1,925,700
 $3,500,000   $  942,818 $1,257,091 $1,571,364 $1,885,636 $1,979,918 $2,074,200
 $3,750,000   $1,010,318 $1,347,091 $1,683,864 $2,020,636 $2,121,668 $2,222,700

   The illustrated benefits are payable in the form of a single life annuity beginning at the executive's normal retirement age (65). Actual payments from the plan are available in other annuity forms or as a lump sum payment after making required actuarial adjustments under the pension plan. Benefits payable under the plan are not subject to offset for Social Security benefits. For pension purposes, eligible compensation includes base salary and ICP bonus. For this pension calculation, final average compensation (referenced in the table above) is based on the average monthly compensation paid to a participant during the consecutive 36-month period over the most recent 120-month period prior to retirement or termination that produces the highest average compensation.

   As of January 2002, the Company's pension plan converted from a final average pay defined-benefit formula as reflected above to a cash balance format. Under the cash balance plan, employees have an account balance, which is credited with quarterly pay credits (equal to 4% or 8% of eligible compensation) and daily interest credits. The plan interest rate is reset annually based on the yields on 10-year Treasury bonds. Benefits payable at normal retirement age (65) are determined by the value of the employee's cash balance account at their pension commencement date. Under provisions related to the conversion of the pension plan to a cash balance format that were applicable to all participating employees generally, each of the Named Executive Officers other than Ms. Ford and Mr. Bell are eligible to receive benefits under the plan's prior final average pay formula and retirement provisions. These "grandfathered" executives and other such eligible employees will receive the larger of the benefit generated by the cash balance formula or the prior provision's final average pay benefit at the time of retirement or termination. Since the final average pay benefit is likely to be higher at retirement than the benefit generated by their cash balance account, the table above shows the estimated annual pension benefits that would be payable to such a participant at normal retirement age, based on the prior provision's final average pay formula. Under the pension plan's cash balance format, Ms. Ford and Mr. Bell would likely receive somewhat less than the benefits set forth in the table above.

   At February 28, 2002, the following executives had approximately the number of years of credited service indicated: Mr. D'Alessandro, 17; Mr. Bell, none; Mr. Budd, 2; Ms. Ford, 3; and Mr. Moloney, 36.

Performance Graph

   The following graph sets forth a comparison of total cumulative return for the Common Stock of the Company ("JHF"), a peer group consisting of the companies included in the Morgan Stanley Life Insurance Index ("MSLI Peer Group"), and the Standard & Poor's 500 Total Return Index ("S&P 500") from (i) January 27, 2000 (the commencement date of the Company's initial public offering) to December 31, 2000, and (ii) from January 1, 2001 to December 31, 2001. It assumes $100.00 invested on January 27, 2000, in each of the Common Stock of the Company, the MSLI Peer Group and the S&P 500. As required by Securities and Exchange Commission rules, total return in each case assumes the reinvestment of dividends paid.

                      [CHART]

              JHF    MSLI Peer Group   S&P 500
            ------   ---------------   -------
1/27/2000   100.00        100.00        100.00
12/31/2000  215.69        187.66         94.40
12/31/2001  238.65        183.01         84.09

                               January 27, December 31, December 31,
                                  2000         2000         2001
                               ----------- ------------ ------------
            JHF...............   $100.00     $215.69      $238.65
            MSLI Peer Group(1)    100.00      187.66       183.01
            S&P 500...........    100.00       94.43        84.09

--------

(1) As of December 31, 2001, the Morgan Stanley Life Insurance Index was composed of the Company and the following: AFLAC Incorporated; Allmerica Financial Corporation; Conseco, Inc., Hartford Financial Services Group Inc.; Jefferson-Pilot Corporation; Lincoln National Corporation; MetLife, Inc.; Nationwide Financial Services, Inc.; Principal Financial Group, Inc.; Protective Life Corporation; Prudential Financial, Inc.; Reinsurance Group of America, Incorporated; Stancorp Financial Group, Inc.; The Mony Group Inc.; The Phoenix Companies, Inc.; Torchmark Corporation; and UnumProvident Corporation. MetLife was added to the index on April 5, 2000, upon its initial public offering. In 2001, Morgan Stanley recomposed the Morgan Stanley Life Insurance Index to better reflect the industry by adding (with respect to the periods presented) Allmerica Financial; Hartford Financial Services; Reinsurance Group of America; Stancorp Financial Group; and The Mony Group, and deleting Unitrin, Inc.; Hartford Life, Inc.; ReliaStar Financial Corp.; and AXA Financial Inc. In addition, Principal Financial; Prudential Financial and The Phoenix Companies were added to the Morgan Stanley Life Insurance Index as of October 24, 2001, December 14, 2001 and June 21, 2001, respectively, upon their initial public offerings, and American General Corporation was deleted as of August 29, 2001, the date it ceased to be publicly-held. Each company in the MSLI Peer Group was weighted according to its stock market capitalization as of each trading day during the periods presented.

Report of the Compensation Committee

   The Compensation Committee is responsible for formulating policies and implementing compensation plans covering senior officers and directors of the Company. The Committee recommends to the Board compensation of the non-employee directors, determines the salaries and any supplemental employee compensation of the executive officers and certain senior officers and reviews management's actions with respect to compensation of all other employees. The Committee also acts upon management's recommendations that require director action with respect to all employee pension and welfare benefit plans.

  Compensation Philosophy

   The Committee endorses a compensation philosophy that includes the following objectives:

    . to reinforce a strong performance orientation through variable incentives based on achieving business objectives,

    . to align management interests with those of stockholders through stock-based rewards and building ownership in the Company, and

    . to provide total compensation opportunities that are competitive with other insurance and financial service companies.

   The compensation strategy adopted by the Committee places more emphasis on variable and performance-based incentives as against base salary growth.

   Each year, the Committee conducts a review of the Company's executive compensation program. This review includes a comprehensive report prepared by an independent compensation consultant assessing the effectiveness of the Company's executive compensation program by comparing it to a group of peer companies. The peer companies used for this study are reviewed and approved by the Committee each year and were composed for 2001 of 13 leading life insurance and diversified financial services companies of similar size and business profile. This group provides a representative sample of the Company's most direct competitors for executive talent. For purposes of the shareholder return Performance Graph included on page 19 of this proxy statement, the Morgan Stanley Life Insurance Index was used to provide a well-recognized measure of investment performance in the industry.

   The key elements of the Company's executive compensation program consist of base salary, annual incentives and long-term incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices, as well as the executive's role and relative impact on business results consistent with the Company's pay for performance philosophy. A description of each element, including the basis for the compensation of the Company's Chief Executive Officer for 2001, is presented in the following material.

  Base Salary

   The purpose of base salary is to attract and retain key executives who are critical to the Company's long-term success by providing a basic level of income that recognizes the market value of the position, as well as the individual's performance and experience. Average salaries are targeted to be in a range around the median of the peer companies. Consistent with the strategy to place less emphasis on base salary, individual salary adjustments in 2001 were limited to those senior executive officers with salaries significantly below the median salaries paid by the peer companies. For those individuals, salary adjustments were based on the following factors: the individual's personal contribution to business unit and corporate results, the individual's actual salary level relative to the median for comparable positions in the peer companies and the Company's overall salary budget for the year.

  Annual Incentive Compensation Plan

   Under the Company's annual Incentive Compensation Plan for Certain Senior Executives ("ICP"), further discussed on pages 13 and 14 of this proxy statement, the Company's executive officers are eligible for annual incentive cash awards based on corporate, business unit and individual performance during the prior year. Specific numerical target levels expressed as a percentage of base salary are established for plan participants based on the individual's role and organizational level and market competitive practices as determined by the Committee. Annual performance goals for the Company are established by the Committee at the beginning of each year. Performance measures may include sales growth, net income goals and expense control as well as more qualitative measures such as new initiatives and improved financial reporting and forecasting.

   Actual performance versus these annual corporate and business goals that are reflected in the target levels provide a basis for the amount of the award to be paid. The final payment amount may be adjusted at the discretion of the Committee based on the Committee's assessment of quality of results, results relative to the peer companies and other factors that the Committee believes are relevant. Actual awards for participants may vary to reflect relative contribution and performance by individual participants, or for other reasons.

  Long-Term Incentives

   The Committee seeks to use stock-based awards under the Company's 1999 Long-Term Stock Incentive Plan, further discussed on pages 15 and 16 of this proxy statement, to build significant ownership in the Company for senior executive officers, thereby promoting a close identity of interests between the Company's management and its stockholders over time. For a period of one-year following the completion of the Company's initial public offering in February 2000, however, certain executive officers of the Company were prohibited by the Company's Plan of Reorganization from participating in this plan.

   Starting in February 2001, all executive officers became eligible for stock-based awards under the Long-Term Stock Incentive Plan. The primary grant form under this plan is stock options, both incentive and non-qualified. Stock options typically are granted annually, with the size of grants varying based on various factors, including the executive's level of responsibility and past contributions to the Company, as well as the practices of the peer companies. Consideration is also given to an individual's potential long-term value to the Company. The number of shares covered by grants generally reflects competitive industry practices. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. Stock options granted generally vest over a two-year period and have a maximum five-year exercise term.

   In order to attract and retain key executives critical to the longer-term success of the Company, the Committee also grants restricted Common Stock on a selective basis. Grants of restricted Common Stock also support the Company's goals of building stock ownership by executives and linking compensation directly with stockholder return. The restriction period is generally five years from the date of grant.

   The Company's cash-based Long-Term Incentive Plan ("LTIP"), further discussed on pages 14 and 15 of this proxy statement, has operated during successive three-year periods, or performance cycles. With the introduction of stock-based awards in 2001 for executive officers, the last cycle commenced on January 1, 2000. With the Committee's interest to emphasize stock-based incentives, there is no plan at this time to make future awards under this plan.

  Awards Further Promoting Stock Ownership

   The Committee has adopted a mandatory stock ownership program under which members of the Policy Committee, composed of the Company's executive officers, are required by March 2005 to own Common Stock in an amount equal to three times base salary. In addition to administering a loan program to promote stock ownership by Policy Committee members as further described on page 17 of this proxy statement, the Committee added equity features to the annual and long-term cash-based incentive plans to support building stock ownership that were applied to Policy Committee members for the first time in 2001. As further described on pages 13 through 15 of this proxy statement, executive officers that utilize either 25% or 50% of any cash incentive award earned under the ICP or LTIP to purchase Common Stock at its fair market value receive a 50% match (25% starting in 2003) in restricted Common Stock under the Long-Term Stock Incentive Plan. Policy Committee members can also receive credit for purposes of these restricted stock matches under the Long-Term Stock Incentive Plan for open market purchases they make prior to receiving their cash awards under the ICP or LTIP. All such matching stock grants are subject to forfeiture prior to a change of control of the Company if within three years the individual's employment with the Company or an affiliate is terminated (other than by retirement, death or disability) or if the individual sells any of the matched shares.

  Chief Executive Officer Compensation

   The compensation of the Chairman, President and Chief Executive Officer, David F. D'Alessandro, is determined by the Committee which meets periodically without Mr. D'Alessandro or other members of the Company's management present to evaluate his performance and to determine and approve his base salary and incentive awards.

   Mr. D'Alessandro served as President and Chief Executive Officer for the full year of 2001 and also assumed the additional role of Chairman in May 2001 upon the retirement of the former Chairman. Mr. D'Alessandro's base salary for 2001 was $1,000,000. The Committee did not increase his base salary during 2001 which was consistent with the strategy to place less emphasis on base salary adjustments and more emphasis on performance-leveraged incentives. Mr. D'Alessandro's base salary was positioned in line with competitive base salaries for chief executive officers in the peer companies based on market survey information provided by the Committee's outside compensation advisor.

   Mr. D'Alessandro's annual ICP target award for 2001 was 100% of his base salary. In determining the 2001 award for Mr. D'Alessandro, the Committee evaluated the overall performance of the Company and Mr. D'Alessandro's individual performance against the goals established by the Committee. During 2001, the Company and Mr. D'Alessandro met or exceeded several important objectives established by the Committee, including:

    .  Earnings per share growth was the highest of the peer companies.

    . Operating expenses were reduced by over $80 million, therefore, greatly exceeding the targeted $30 million expense reduction.

    . Sales growth exceeded targets for our life business and grew 18% over 2000, with non-traditional sales up 14%.

    .  Total stockholder return was the highest of the peer companies.

    . The Company was selected as a provider of the Federal Long-Term Care Insurance Program, in partnership with MetLife, Inc.

    . Expanded product development in the Retail Segment to strategically position the Company for 2002 sales.

    . Developed and launched a new funding agreement for Maritime Life Assurance and developed a new retail medium-term SignatureNotes Program for John Hancock Life Insurance Company.

    . Improved financial forecasting and reporting systems to provide management with monthly results and much improved forecasting results.

    . The Company achieved a 71% increase in retail fixed annuity sales over 2000 and $1.9 billion of variable annuity assets retained through the safe harbor exchange program.

    . The Company achieved a 21% gain in total institutional spread-based product sales over 2000.

In view of these accomplishments, the Committee awarded an ICP award for Mr. D'Alessandro for 2001 of $1,600,000.

   Mr. D'Alessandro's target award under the LTIP for the three-year cycle ended December 31, 2001 was 333% of base salary. Growth in earnings per share and return on equity were significantly above targeted levels during this three-year performance cycle. Based on this performance under the plan, Mr. D'Alessandro received an LTIP payment of $3,575,011 relating to this cycle. As discussed above, no new LTIP performance cycles commenced after 2000 and none are currently anticipated for the future.

   In determining long-term incentive stock-based awards for Mr. D'Alessandro for 2001, the Committee considered the Company's performance as measured against the peer companies' performance for such measures as total shareholder return, earnings per share and return on equity. Based on this review, the Company performed at the high end of the top quartile of the peer company performance.

   The Committee also reviewed the beneficial ownership levels of chief executive officers in the peer companies. The Committee's interest was to provide opportunities to attain competitive levels of ownership over time through competitive stock grants. Finally, the Committee also took into account Mr. D'Alessandro's leadership in successfully converting to a publicly traded stock company in 2000 and in creating a strong performance-based culture.

   Based on these considerations, in February 2001 the Committee awarded Mr. D'Alessandro an option for 1,300,000 shares of Common Stock and 28,000 restricted shares of Common Stock, as further detailed on pages 11 through 13 of this proxy statement. In addition, in connection with stock purchases made by Mr. D'Alessandro, he received 24,255 matching restricted shares under the equity features of the ICP and LTIP programs as described earlier in this report. These grants in combination with his other elements of compensation positioned the expected value of his total compensation package in the top quartile of the peer group, which was consistent with the performance ranking against the same group.

  Deductibility of Executive Compensation under the Internal Revenue Code

   Section 162(m) of the Internal Revenue Code disallows a tax deduction to certain public companies for compensation over $1 million paid to the Company's Chief Executive Officer and its four other most highly compensated executive officers, subject to a number of exceptions. Qualifying performance-based compensation will not be subject to the Section 162(m) deduction limit if certain requirements are met. Both the Long-Term Stock Incentive Plan and the ICP, all or material portions of which stockholders approved at the 2001 Annual Meeting, are intended to comply generally with such requirements. There have been and may be, however, applications of the Long-Term Stock Incentive Plan, including restricted stock grants, the LTIP or the ICP that do not satisfy such requirements. Accordingly, the Committee monitors the requirements of the Internal Revenue Code and applicable treasury regulations to determine what actions, if any, should be taken to minimize compensation that would be non-deductible under Section 162(m) while retaining flexibility to administer the Plans consistent with the Company's compensation philosophy.

   This report was submitted by the Compensation Committee, which consists of the following non-employee directors:

                                                     Richard F. Syron, Chairman
                                                     Michael C. Hawley
                                                     Judith A. McHale

Compensation Committee Interlocks and Insider Participation

   All members of the Compensation Committee are independent, non-employee directors. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

   Ms. McHale, one of the members of the Compensation Committee, is the Chief Operating Officer and President of Discovery Communications, Inc. ("Discovery"). Discovery is the obligor on $50 million of a series of 8.37% senior unsecured notes (part of a total issuance of notes in 2001 by Discovery of $700 million) held in the ordinary course of business by John Hancock Life Insurance Company, for itself and for its affiliates and managed accounts. As of February 28, 2002, the total amount outstanding under such notes held by John Hancock Life Insurance Company was $45 million.

                             INDEPENDENT AUDITORS

Relationship with Independent Auditors

   Ernst & Young LLP has been selected by the Board to audit the consolidated financial statements of the Company for fiscal year 2002. This firm and its predecessors have been employed by the Company or John Hancock Life Insurance Company in that capacity continuously since 1954. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will be given an opportunity to make a statement if they so desire and will be available to respond to appropriate questions relating to the audit of the Company's 2001 consolidated financial statements.

Audit Fees

   The Company estimates that the aggregate fees billed by its independent auditors for professional services rendered in connection with (i) the audit of the Company's annual financial statements set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, were approximately $3,563,414. This amount does not include estimated fees of the Company's independent auditors for other audit services and audit related and tax services, which are required by Securities and Exchange Commission rules to be disclosed under the caption "All Other Fees" below together with information on fees for non-audit related services.

Financial Information Systems Design and Implementation Fees

   In the Company's most recent fiscal year, the Company's independent auditors did not perform any professional services in connection with designing or implementing hardware and software systems.

All Other Fees

   The Company estimates that all other fees billed by its independent auditors for the Company's most recent fiscal year for professional services totaled approximately $10,921,086. Approximately $10,351,076 was for audit services not included above under "Audit Fees" and for audit related and tax services. The professional audit and audit related services were provided for the legally required statutory audits of John Hancock Life Insurance Company, John Hancock Variable Life Insurance Company and John Hancock Reassurance Company Ltd., and the audits of separate accounts, the Closed Block established for the benefit of policyholders in connection with the Company's 2000 demutualization, the various subsidiaries of the Company and other related audit work, including with respect to acquisitions. The tax services were composed of tax compliance and strategy assistance. The balance of $570,010 in professional fees were for other services rendered by its independent auditors for the Company's most recent fiscal year. These fees included work performed by the independent auditors with respect to actuarial analysis processes, and other related compliance, consulting and analysis projects.

                          ANNUAL REPORT ON FORM 10-K

   Stockholders may obtain without charge a copy of the Company's Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2001, by writing to John Hancock Financial Services, Inc., Investor Relations, P.O. Box 111, Boston, MA 02117.

                                 OTHER MATTERS

   The management is not aware that any matters other than those set forth herein will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto according to their best judgment in the interest of the Company.

                             STOCKHOLDER PROPOSALS

   In order for a stockholder proposal to be eligible for inclusion in the Company's proxy statement for the 2003 annual meeting, the written proposal must be received by the Company no later than December 4, 2002. Such proposals must comply with Securities and Exchange Commission Rule 14a-8 under the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during the 2003 annual meeting, written notice must be received by the Company between January 13, 2003 and February 12, 2003 and shall contain such information as required under the Company's by-laws, a copy of which may be obtained from the Secretary of the Company. Stockholder proposals should be addressed to: Secretary, John Hancock Financial Services, Inc., John Hancock Place, P.O. Box 111, Boston, MA 02117.

            ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

   The Company is offering its stockholders the opportunity to consent to receive future proxy materials and annual reports electronically. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials, and the Company hopes that stockholders find this service convenient and useful. By providing the appropriate information when you vote by proxy via the Internet, you can consent to receive future proxy materials and/or annual reports electronically. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice by electronic mail explaining how to access these materials but will not send you paper copies of these materials unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the website www.InvestorDelivery.com. In addition, if you consent to electronic delivery you will be responsible for your usual Internet charges (e.g., online fees) in connection with the electronic delivery of the proxy materials and annual report.

                           HOUSEHOLDING OF MATERIALS

   Pursuant to a notice sent by the Company to its eligible stockholders, the Company sent only one copy of this proxy statement and the 2001 Annual Report to households in which multiple stockholders shared the same address unless the Company received instructions from a stockholder requesting that they receive separate copies of these materials. If you are a stockholder who shares the same address as other stockholders of the Company and would like to receive a separate copy of this proxy statement or the 2001 Annual Report or of future proxy statements, information statements and annual reports, please contact Investor Communications Services at (800) 542-1061, or by writing to Investor Communications Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Separate copies of the enclosed materials will be promptly delivered to stockholders upon receipt of such request. If you share the same address as multiple stockholders and you would like the Company to send only one copy of future proxy statements, information statements and annual reports, please contact Investor Communications Services at the above address or phone number.

April 3, 2002

[FORM OF PROXY CARD]

[JOHN HANCOCK                    It is important that your shares be represented at the Annual Meeting.
FINANCIAL SERVICES LOGO]         Whether or not you plan to attend the Annual Meeting, please vote by
C/O PROXY SERVICES               proxy through the Internet, vote by proxy using the telephone, or
P.O. BOX 9141                    complete and return in the enclosed envelope as soon as possible.
FARMINGDALE, NY 11735
                                 VOTE BY PROXY USING THE INTERNET - www.proxyvote.com
                                 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the Meeting date, May 13, 2002. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit
                                 Control Number which is located below to obtain your records and to create an electronic voting instruction form.

                                 VOTE BY PROXY USING THE PHONE - 1-800-690-6903
                                 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the Meeting date, May 13,
                                 2002. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

                                 VOTE BY PROXY USING THE MAIL
                                 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to JOHN HANCOCK, c/o ADP,
                                 51 Mercedes Way, Edgewood, NY 11717.


                     JOHN HANCOCK FINANCIAL SERVICES, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 13, 2002

                            ------------------------

     The Annual Meeting of stockholders of John Hancock Financial Services, Inc. (the "Company") will be held at John Hancock Hall, 200 Berkeley Street, Boston, Massachusetts, on Monday, May 13, 2002 at 11:00 a.m.
for the purpose of considering and voting on the Items set forth on the bottom portion of this card. Only stockholders of record at the close of business on March 19, 2002, will be entitled to vote at the meeting.

                                        By Order of board of directors
                                        /s/ Barry J. Rubenstein
                                        Barry J. Rubenstein
                                        Secretary















TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS
                                                            JOHNHK      KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------
                                                                        DETACH AND RETURN THIS PORTION ONLY
                  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

-----------------------------------------------------------------------------------------------------------
JOHN HANCOCK

1. Election of Directors

The election of four Class III directors, each for a term of three years:

Director Nominees:                                   For  Withold  For All   To withhold authority to vote,
01) John M. Connors, Jr.   03) Edward H. Linde       All    All    Except    mark "For All Except" and
02) David F. D'Alessandro  04) Richard F. Syron      [ ]    [ ]     [ ]      write the nominee's number on
                                                                             the line below.

                                                                            -------------------------------
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

If you plan on attending the Annual Meeting, please check
box to the right.                                         [ ]

----------------------------------   -----------           ------------------------------------   ---------

----------------------------------   -----------           ------------------------------------   ---------
Signature (PLEASE SIGN WITHIN BOX)   Date                  Signature (Joint Owners)               Date


                                ADMISSION TICKET

                     [JOHN HANCOCK FINANCIAL SERVICES LOGO]

                      2002 Annual Meeting of Stockholders

                              Monday, May 13, 2002

                               11:00 a.m. at the

                               John Hancock Hall
                   200 Berkeley Street, Boston, Massachusetts

          Please retain this portion of the Proxy Card if you wish to attend the Annual Meeting of Stockholders in person. You must present this portion of the Proxy Card at the door for admission.

  Seating will be on a first-come, first-served basis and you may be asked to present valid picture identification before being admitted. Cameras, recording equipment and other electronic devices will not be permitted at the meeting.


                                ADMISSION TICKET



FOLD AND DETACH HERE                                        FOLD AND DETACH HERE
--------------------------------------------------------------------------------
________________________________________________________________________________

                                     PROXY
                        JOHN HANCOCK FINANCIAL SERVICES
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 13, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints David F. D'Alessandro, Barry J. Rubenstein and Wayne A. Budd, or each or any of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of John Hancock Financial Services, Inc. to be held on May 13, 2002, at 11:00 a.m., and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the Items set forth on the reverse side.

   If shares of John Hancock Financial Services, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of John Hancock Financial Services, Inc. Common Stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

   THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE NOMINEES FOR DIRECTOR. THIS PROXY WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXIES (OR, IN THE CASE OF A VOTING PLAN, WILL BE VOTED IN THE DISCRETION OF THE PLAN TRUSTEE OR ADMINISTRATOR) ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                (Continued and to be signed on the reverse side)
________________________________________________________________________________